Exhibit (a)(1)(A)

OFFER TO PURCHASE

Allergan, Inc. Offer to Purchase for Cash Any and All of its Outstanding
Liquid Yield OptionTM Notes Due 2020 (“LYONs”)
(Zero Coupon — Subordinated)
(CUSIP No. 018490 AA0)

THE OFFER WILL EXPIRE AT 11:59 P.M., EASTERN TIME, ON DECEMBER 16, 2002, UNLESS EXTENDED OR EARLIER TERMINATED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION TIME”). HOLDERS OF THE LYONS MUST TENDER THEIR LYONS ON OR PRIOR TO THE EXPIRATION TIME TO RECEIVE THE PURCHASE PRICE. LYONS TENDERED IN THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION TIME. IF THE LYONS ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER, ONLY HOLDERS OF LYONS WHO HAVE VALIDLY TENDERED AND NOT WITHDRAWN THEIR LYONS WILL RECEIVE THE PURCHASE PRICE.

      Allergan, Inc., a Delaware corporation (referred to as “Allergan,” “we,” “our” or “us”), hereby offers, upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be supplemented or amended from time to time, the “Offer to Purchase”) and in the accompanying Letter of Transmittal (as it may be supplemented or amended from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”), to purchase for cash at a price of $647.50 per $1,000 principal amount at maturity, all of our outstanding Liquid Yield OptionTM Notes due 2020 (Zero Coupon — Subordinated) (the “LYONs”). The terms “Liquid Yield Option” and “LYONs” are trademarks of Merrill Lynch & Co., Inc.

      As of November 18, 2002, there was $657,451,000 aggregate principal amount at maturity of LYONs outstanding, with an aggregate accreted value as of that date of approximately $420,900,879. As of November 18, 2002, the LYONs are convertible into shares of our common stock, par value $0.01 per share, at a rate of 6.0273 shares of common stock per $1,000 principal amount at maturity. Our shares of common stock are traded on the New York Stock Exchange under the symbol “AGN.” On November 14, 2002, the last reported sales price of a share of our common stock, as reported on the New York Stock Exchange, was $56.10.

      This Offer to Purchase and the accompanying Letter of Transmittal contain important information that you should read before making any decision with respect to the Offer. The Offer is not conditioned on the tender of a minimum amount of LYONs. The Offer is, however, subject to other terms and conditions. See Section 12 — “Conditions to the Offer.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these transactions, passed upon the merits or fairness of these transactions or passed upon the adequacy or accuracy of this statement. Any representation to the contrary is unlawful and may be a criminal offense.

The Dealer Manager for the Offer is:

Banc of America Securities LLC

The date of this Offer to Purchase is November 18, 2002

IMPORTANT INFORMATION

      If you, a holder of LYONs, desire to tender your LYONs, you should either (a) if you hold physical certificates evidencing such LYONs, complete and sign the Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions therein (including any applicable signature guarantee requirements) and send or deliver the manually signed Letter of Transmittal, together with certificates evidencing such LYONs and any other required documents, to The Bank of New York, as Depositary (the “Depositary”), (b) if you hold LYONs in book-entry form as a beneficial owner, request your broker, dealer, commercial bank, trust company or other nominee to effect such transactions for you, or (c) if you hold LYONs through the DTC, tender through The Depository Trust Company (“DTC”) pursuant to DTC’s Automated Tender Offer Program. See Section 9 — “Procedures for Tendering LYONs.”

      If you desire to tender your LYONs and your certificates for the LYONs are not immediately available or you cannot comply in a timely manner with the procedure for book-entry transfer described in this Offer to Purchase, or you cannot deliver all of the required documents to the Depositary prior to the expiration of the Offer, you may tender your LYONs by complying with the procedure for guaranteed delivery set forth in Section 9  — “Procedures for Tendering LYONs.”

      NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS OFFER TO PURCHASE AND RELATED DOCUMENTS DO NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL SECURITIES IN ANY CIRCUMSTANCES OR JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. THE DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CURRENT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION. NONE OF ALLERGAN, ITS BOARD OF DIRECTORS OR EMPLOYEES, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES MAKES ANY REPRESENTATION OR RECOMMENDATION TO ANY HOLDER AS TO WHETHER OR NOT TO TENDER LYONS. YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS AND MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR LYONS AND, IF SO, THE AMOUNT OF LYONS TO TENDER.

      You may direct questions and requests for assistance regarding the Offer to Banc of America Securities LLC (the “Dealer Manager”) or D.F. King & Co., Inc. (the “Information Agent”) at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the other documents used in connection with the Offer should be directed to the Information Agent.

THE INFORMATION AGENT FOR THE OFFER IS:

D.F. KING & CO., INC.

77 Water Street
New York, New York 10005
Banks and brokers (Call Collect): (212) 269-5550
OR
All others call (Toll Free): (800) 848-3416

ii

iii

TO HOLDERS OF

LIQUID YIELD OPTION NOTES DUE 2020
OF ALLERGAN, INC

SUMMARY TERM SHEET

      The following are answers to some of the questions that you, as a holder of Allergan’s Liquid Yield Option Notes due 2020 (Zero Coupon — Subordinated), or LYONs, may have. We urge you to read the remainder of this Offer to Purchase carefully because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this Offer to Purchase.

Who is offering to buy my securities?

      Allergan, the issuer of the LYONs, is offering to purchase the LYONs. See Section 4 — “Certain Information Concerning the Offeror.”

What securities are you seeking to purchase in the Offer?

      We are offering to purchase any and all of the outstanding LYONs due 2020. We issued the LYONs under an Indenture dated as of November 1, 2000, between us and U.S. Bank Trust National Association, as trustee. As of November 18, 2002, there was outstanding $657,451,000 in aggregate principal amount at maturity of the LYONs (with an accreted value as of such date of approximately $420,900,879). See Section 6 — “Description of LYONs and Related Matters.”

Why are you offering to purchase my securities?

      The purpose of the Offer is to allow us to reduce or retire all of the debt evidenced by the outstanding LYONs.

How much are you offering to pay and what is the form of payment?

      We are offering to pay $647.50 in cash per each $1,000 principal amount of LYONs due at maturity. When we refer to a LYON, in the singular, we are referring to a note representing $1,000 principal amount at maturity. You will not have to pay any transfer taxes or fees or commissions on this amount. You may be required to pay commissions to your broker in connection with your tender of LYONs. See Section 2 — “Terms of the Offer.”

What is the market value of the LYONs?

      There is no established reporting or trading system for the LYONs; however, the LYONs currently are traded over-the-counter. Banc of America Securities LLC has advised us that there is no practical way to determine the trading history of the LYONs. Allergan believes that trading in the LYONs has been limited and sporadic. Based on the closing price of Allergan’s common stock on November 14, 2002 of $56.10 per share, each LYON could be converted into common stock having a value of $338.13 per $1,000 principal amount at maturity. You should obtain a recent quotation for the common stock before deciding whether to tender your LYONs. The LYONs purchase price of $647.50 per $1,000 of principal amount at maturity exceeds the accreted value of the LYONs per $1,000 of principal amount at maturity by $7.30. See Section 5 — “Price Range of LYONs and Common Stock; Dividends.”

Do you have the financial resources to make payment?

      We have sufficient cash on hand to permit us to repurchase all of the LYONs. See Section 11 — “Source and Amount of Funds.”

How long do I have to tender in the Offer?

      You have until 11:59 p.m., Eastern time, on December 16, 2002, unless we extend or earlier terminate the Offer, to tender your LYONs in the Offer. See Section 2 — “Terms of the Offer” and Section 8 — “Expiration, Extension, Amendment or Termination of the Offer.”

Are there any conditions to the Offer?

      We are offering to purchase all outstanding LYONs. The Offer is not conditioned upon the tender of a minimum amount of LYONs or subject to any financing condition. Our obligation to consummate the purchase of the LYONs in the Offer, however, is subject to the terms and conditions set forth in this Offer to Purchase, including the conditions set forth in Section 12 — “Conditions of the Offer.”

How do I tender my LYONs?

      There are three ways for you to tender your LYONs:

•	if you hold your LYONs in physical form, send or deliver the certificates for your LYONs, the completed and signed Letter of Transmittal, which is included with this document, and any other required documents to The Bank of New York, our Depositary;

•	if you hold LYONs in book-entry form as a beneficial owner, or in “street” name, tender your LYONs by requesting your broker, dealer, commercial bank, trust company or other nominee to effect the transaction. This is the only method that may be used to tender LYONs that are held in “street” name; or

•	if you are a Depository Trust Company participant, you must tender your LYONs through the Depository Trust Company pursuant to its Automated Tender Offer Program. See Section 9 — “Procedures for Tendering LYONs.”

Can the Offer be extended, and under what circumstances?

      Yes. We have the right to extend the Offer at any time by giving written notice to the Depositary. We will publicly announce any extension no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration of the Offer. Without limiting the manner in which we may choose to make any public announcement, we shall be under no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to the Dow Jones News Service. See Section 8 — “Expiration, Extension, Amendment or Termination of the Offer.”

Until what time can I withdraw previously tendered LYONs?

      You can withdraw previously tendered LYONs at any time until 11:59 p.m., Eastern time, on December 16, 2002 unless we extend the Offer, in which case you may withdraw your LYONs at any time prior to the new expiration time. See Section 10  — “Withdrawal of Tenders.”

How do I withdraw previously tendered LYONs?

      To withdraw LYONs, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw the LYONs. You may not rescind a withdrawal of tendered LYONs. However, you may retender your LYONs by following the proper tender procedures. See Section 9 — “Procedures for Tendering LYONs” and Section 10 — “Withdrawal of Tenders.”

If I tender, when will I receive payment for the LYONs?

      We will accept for payment LYONs validly tendered prior to the expiration of the Offer and not validly withdrawn subject to the conditions of the Offer (including the terms and conditions of any extension or amendment hereto). We will make payment for all accepted LYONs promptly after such acceptance. See Section 2 — “Terms of the Offer.”

If I do not tender, will I continue to be able to exercise my conversion rights?

      Yes. Provided that you do not submit your LYONs for purchase, your conversion rights will not be affected. As of November 18, 2002, you may convert each LYON into 6.0273 shares of our common stock. See Section 6 — “Description of LYONs and Related Matters.”

What will happen to LYONs not tendered in the Offer?

      LYONs not tendered in the Offer will remain outstanding. We anticipate that we will redeem any LYON that is not tendered in connection with the Offer for cash on November 1, 2003.

Do I have to pay a commission if I tender my LYONs?

      No commissions are payable by LYON holders to Banc of America Securities LLC, the Dealer Manager; D.F. King & Co., Inc., the Information Agent; or The Bank of New York, the Depositary. You may be required to pay commissions to your broker in connection with your tender of LYONs. See Section 2 — “Terms of the Offer.”

What are the material federal income tax consequences to me if I tender?

      The receipt of cash in exchange for LYONs pursuant to the Offer will be a taxable transaction for federal income tax purposes. You will generally recognize gain or loss on the sale of a LYON in an amount equal to the difference between (i) the amount of cash received for the LYON, and (ii) your “adjusted tax basis” in the LYON at the time of the sale. If you have held the LYONs as capital assets, such gain or loss will be capital gain or loss except in certain cases to the extent of accrued “market discount.” In general, capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of 20% if the LYONs were held for more than one year.

Who can I talk to if I have questions about the Offer?

      You may contact D.F. King & Co., Inc., the Information Agent, at (212) 269-5550 (collect) or (800) 848-3416 (toll-free) if you have any questions or requests for assistance or for additional copies of this document, the Letter of Transmittal or related documents. You also may contact Banc of America Securities LLC, the Dealer Manager, at (212) 933-2200 or (888) 583-8900 ext. 2200 (toll free) or your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the terms of the Offer. The addresses of these representatives can be found on the back cover of this document.

Is Allergan making any recommendation about the Offer?

      No. We express no opinion and remain neutral with respect to whether holders should tender LYONs in response to the Offer. Holders should determine whether or not to accept the Offer based upon their own assessment of current market value, liquidity needs and investment objectives. See Section 2 — “Terms of the Offer.”

DOCUMENTS INCORPORATED BY REFERENCE

      The following documents of Allergan have been filed with the SEC and are incorporated herein by reference:

(i) Tender Offer Statement on Schedule TO filed with the SEC on November 18, 2002 (the “Schedule TO”);

(ii) the section titled “Description of LYONs” in the Registration Statement on Form S-3 filed with the SEC on November 22, 2000 (Registration No. 333-50524);

(iii) Definitive Proxy Statement for our 2002 Annual Meeting of Stockholders as filed with the Commission on March 15, 2002;

(iv) Annual Report on Form 10-K for the fiscal year ended December 31, 2001; and

(v) Quarterly Reports on Form 10-Q for the fiscal quarters ended March 29, 2002, June 28, 2002 and September 27, 2002.

      All documents filed by Allergan pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the Expiration Time shall be deemed to be incorporated by reference into this Offer to Purchase and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained herein or in any reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase. Allergan will provide without charge to each person, including any beneficial owner to whom this Offer to Purchase has been delivered, upon written or oral request of such person, a copy of any and all of the documents referred to above that have been or may be incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference herein), and the Indenture relating to the LYONs. Requests for such copies should be directed to the Information Agent at the address below.

D.F. King & Co., Inc.

77 Water Street
New York, New York 10005
(212) 269-5550 (Call Collect)
OR
(800) 848-3416 (Toll Free)

AVAILABLE INFORMATION

      We are subject to the reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the SEC located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. Such material may also be accessed electronically by means of the SEC’s home page on the Internet (http://www.sec.gov). Such reports and other information concerning Allergan may also be obtained by calling the New York Stock Exchange at (212) 656-5060.

      We have filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e)(4) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Offer. We have also filed a Registration Statement on Form S-3 (No. 333-50524) with the SEC under the Securities Act of 1933, as amended, on November 22, 2000. The Tender Offer Statement on Schedule TO and the Registration Statement on Form S-3, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      Statements made in this Offer to Purchase and the information incorporated by reference into this Offer to Purchase that are not historical factual statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in these provisions and are including this section for purposes of complying with those safe harbor provisions. The forward-looking statements include, among other things, statements regarding the intent, belief or expectations of Allergan and its officers and can be identified by the use of terminology such as “may,” “will,” “expect,” “believe,” “intend,” “plan,” “estimate,” “should” and other comparable terms or the negative thereof. In addition, we, through our senior management, from time to time make forward-looking oral and written public statements concerning our expected future operations and other developments. You are cautioned that, while forward-looking statements reflect our good faith belief and best judgment based upon current information, they are not guarantees of future performance and are subject to known and unknown risks and uncertainties. These risks and uncertainties could cause actual results to differ materially from expectations, and we disclaim any intention or obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ materially from those projected in the forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements, whether made in this Offer to Purchase or elsewhere, should be considered in context with the risk factors discussed or incorporated by reference in this Offer to Purchase and the various disclosures made by us about our businesses in our various public reports incorporated herein by reference.

Section 1.     Introduction

      We are offering, upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be supplemented or amended from time to time, the “Offer to Purchase”) and in the accompanying Letter of Transmittal (as it may be supplemented or amended from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”), to purchase for cash at a price of $647.50 per $1,000 principal amount at maturity, any and all of our outstanding Liquid Yield OptionTM Notes due 2020 (Zero Coupon — Subordinated) (the “LYONs”). As used in this Offer to Purchase, the terms “we,” “our,” and “us” refer to Allergan and its consolidated subsidiaries. The LYONs were issued under an Indenture dated as of November 1, 2000, between us and U.S. Bank Trust National Association, as trustee.

      The Offer will expire at 11:59 p.m., Eastern time, on December 16, 2002, unless extended or earlier terminated (such time and date, as the same may be extended, the “Expiration Time”). If LYONs are accepted for payment pursuant to the Offer, only holders of LYONs who validly tender their LYONs pursuant to the Offer at or prior to the Expiration Time will receive the purchase price. LYONs tendered in the Offer may be withdrawn at any time prior to such date and time.

      In the event that we withdraw the Offer or otherwise do not complete the Offer for any reason, the purchase price will not be paid or become payable to holders of LYONs who have tendered their LYONs. In such event, the Depositary will return tendered LYONs to the tendering holders as promptly as practicable.

      Subject to applicable securities laws and the terms set forth in the Offer, we reserve the right to extend or to terminate the Offer or otherwise to amend the Offer in any respect. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension of the Offer to be issued no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Time. Without limiting the manner in which any public announcement may be made, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

      Subject to applicable securities laws, we expressly reserve the absolute right, in our sole discretion, from time to time to purchase any LYONs that are not tendered or accepted in the Offer, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon terms that may or may not differ materially from the terms of the Offer.

      THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH YOU SHOULD READ BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

      NEITHER ALLERGAN, THE DEALER MANAGER, NOR THE INFORMATION AGENT MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS OF LYONS SHOULD TENDER THEIR LYONS IN RESPONSE TO THE OFFER.

Section 2.     Terms of the Offer

      Upon the terms and subject to the conditions set forth in this Offer to Purchase and in the accompanying Letter of Transmittal (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we are offering to purchase for cash any and all of the outstanding LYONs at a price of $647.50 for each $1,000 principal amount at maturity of LYONs tendered. You will not be required to pay a commission to the Dealer Manager, the Information Agent or the Depositary in connection with the Offer. You may be required to pay commissions to your broker in connection with your tender of LYONs.

      You may tender, and we will only accept, LYONs tendered in denominations of $1,000 principal amount at maturity and integral multiples thereof. We will accept for payment, upon the terms and subject to the conditions of the Offer, all LYONs validly tendered in accordance with the procedures set forth in Section 9 — “Procedures for Tendering LYONs” and not withdrawn in accordance with the procedures set forth in Section 10 — “Withdrawal of Tenders” at or prior to the Expiration Time. Each tendering holder of

LYONs whose LYONs are accepted for payment pursuant to the Offer will receive the same consideration therefor, per $1,000 principal amount at maturity thereof, as all other holders of LYONs whose tenders are accepted.

      Subject to applicable securities laws and the terms set forth in the Offer, we reserve the right to extend or to terminate the Offer or otherwise to amend the Offer in any respect. See Section 8 — “Expiration, Extension, Amendment or Termination of the Offer.”

      We and our affiliates, including our executive officers and directors, will be prohibited under applicable federal securities laws from repurchasing additional LYONs outside of the Offer until at least the 10th business day after the Expiration Time. Following such time, if any LYONs remain outstanding, we may purchase additional LYONs in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at purchase prices higher or lower than that offered in the Offer. The decision to repurchase additional LYONs, if any, will depend upon many factors, including the market price of the LYONs, the results of the Offer, the business and financial position of our company, and general economic and market conditions. Any such repurchase may be on the same terms or on terms more or less favorable to holders than the terms of the Offer as described in this Offer to Purchase.

      Our board of directors has approved the Offer, however, neither we, our board of directors, the Dealer Manager nor the Information Agent is making any recommendation to any holder of LYONs as to whether to tender or refrain from tendering all or any portion of such holder’s LYONs. You must make your own decision whether to tender your LYONs. You are urged to review carefully all of the information contained or incorporated by reference in this Offer to Purchase.

Section 3.     Purpose of the Offer

      The purpose of the Offer is to enable us to eliminate or reduce the debt evidenced by the LYONs. We will retire the LYONs that we purchase upon the consummation of the Offer.

      The Offer may also give holders who are considering the sale of all or some of their LYONs the opportunity to sell their LYONs for a higher price than may have been available on the open market immediately prior to the announcement of the Offer and without the usual transaction costs associated with market sales. Holders of LYONs will not be required to pay commissions to either the Dealer Manager, the Information Agent or the Depositary in connection with the tender of their LYONs in the Offer.

Section 4.     Certain Information Concerning the Offeror

      We are a global specialty pharmaceutical company that develops and commercializes products for the eye care, neuromodulator, skin care and other specialty markets. In addition to our discovery-to-development research programs, we have global marketing and sales capabilities in over 100 countries.

      Our executive offices are located at 2525 Dupont Drive, Irvine, California 92612, and our telephone number at that address is (714) 246-4500. Our website address is www.allergan.com. Information on the website does not constitute part of this Offer.

Section 5.     Price Range of LYONs and Common Stock; Dividends

      There is no established reporting system or trading market for trading in the LYONs; however, we believe the LYONs currently are traded over-the-counter. Accordingly, Banc of America Securities LLC has advised us that there is no practical way to determine the trading history of the LYONs. We believe that trading in the LYONs has been limited and sporadic. Following the consummation of the Offer, we expect that LYONs not purchased in the Offer will continue to be traded over-the-counter; however, we anticipate that the trading market for the LYONs will be even more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a greater float. Consequently, our purchase of LYONs pursuant to the Offer will reduce the float and may negatively impact the liquidity, market value and price volatility of the LYONs that remain outstanding following the Offer. We cannot assure you that a trading market will exist for the LYONs following the Offer. The extent of the public market for the LYONs following consummation of the Offer will depend upon, among other things, the remaining outstanding principal amount at maturity of the LYONs at such time, the number of holders of LYONs remaining at such time and the interest in maintaining a market in such LYONs on the part of securities firms.

      Our common stock into which the LYONs are convertible is currently listed on the New York Stock Exchange, or NYSE, under the symbol “AGN.” The following table sets forth, for each period indicated, the high and low sale prices for our common stock as reported on the NYSE and the dividends per share paid during such periods.

	Common Stock
	Price		Dividends on
			Common Stock
	High	Low	(per share)

Year Ended December 31, 2000
Quarter ended March 31, 2000	$63.94	$44.50	$0.08
Quarter ended June 30, 2000	78.75	49.88	0.08
Quarter ended September 29, 2000	90.31	64.75	0.08
Quarter ended December 31, 2000	101.13	67.13	0.08
Year Ended December 31, 2001
Quarter ended March 30, 2001	99.38	59.00	0.09
Quarter ended June 29, 2001	93.30	71.13	0.09
Quarter ended September 28, 2001	86.25	60.00	0.09
Quarter ended December 31, 2001	78.10	64.26	0.09
Year Ended December 31, 2002
Quarter ended March 29, 2002	72.35	58.58	0.09
Quarter ended June 28, 2002	67.23	54.01	0.09
Quarter ended September 27, 2002	65.49	49.05	0.09 (1)
Quarter ended December 31, 2002 (through November 14, 2002)	65.08	51.40	— (2)

(1)	In addition to the cash dividend paid during this quarter, on June 29, 2002, we completed the spin-off of our former subsidiary Advanced Medical Optics, Inc. by distributing a dividend to our stockholders consisting of one share of common stock of Advanced Medical Optics for every 4.5 shares of our common stock held by our stockholders of record on June 14, 2002.

(2)	Our board of directors has declared a dividend of $0.09 per share, payable on December 12, 2002, to stockholders of record on November 14, 2002.

     On November 14, 2002, the last reported sales price of our common stock on the NYSE was $56.10.

      WE URGE YOU TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE LYONS AND THE COMMON SHARES PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER.

      The declaration and payment of cash dividends on our common stock in the future and the amount thereof will depend upon our results of operations, financial condition, cash requirements, future prospects, limitations imposed by credit agreements or debt securities and other factors deemed relevant by our board of directors. We cannot assure you that cash dividends will continue to be declared and paid at historical levels or at all. Certain financial covenants set forth in our bank credit line agreements and other financing agreements restrict our ability to declare dividends.

Section 6. Description of LYONs and Related Matters

      We issued $657,451,000 in principal amount at maturity of LYONs on November 1, 2000, all of which is currently outstanding as of November 18, 2002. As of November 18, 2002, the aggregate accreted value of all outstanding LYONs is approximately $420,900,879. The LYONs are our unsecured obligations and are subordinated to all of our existing and future senior and secured indebtedness.

      The issue price per LYON was $608.41 (60.841% of principal amount at maturity) and there are no periodic payments of interest on the LYONs. The issue price of each LYON represented a yield to maturity of 2.50% per annum (computed on a semi-annual bond equivalent basis) calculated from November 1, 2000.

      The LYONs mature on November 1, 2020. The LYONs are subject to optional redemption by us on and after November 1, 2003. The LYONs are not redeemable by us prior to November 1, 2003. In the event of redemption of the LYONs prior to maturity, the amount payable with respect to each LYON is the amount equal to the issue price per LYON plus the accrued original issue discount to the date of redemption. The table below shows redemption prices of a LYON on November 1, 2003, at each November 1 thereafter prior to maturity and at maturity on November 1, 2020. These prices reflect the accrued original issue discount calculated to each such date. The redemption price of a LYON redeemed between such dates would include an additional amount reflecting the additional original issue discount accrued since the next preceding date in the table.

		(2)
		Accrued Original	(3)
	(1)	Issue Discount	Redemption
Redemption Date	LYON Issue Price	at 2.5%	Price (1) + (2)

November 1, 2003	$608.41	$47.08	$655.49
November 1, 2004	608.41	63.57	671.98
November 1, 2005	608.41	80.48	688.89
November 1, 2006	608.41	97.81	706.22
November 1, 2007	608.41	115.57	723.98
November 1, 2008	608.41	133.78	742.19
November 1, 2009	608.41	152.46	760.87
November 1, 2010	608.41	171.60	780.01
November 1, 2011	608.41	191.22	799.63
November 1, 2012	608.41	211.33	819.74
November 1, 2013	608.41	231.96	840.37
November 1, 2014	608.41	253.10	861.51
November 1, 2015	608.41	274.77	883.18
November 1, 2016	608.41	296.99	905.40
November 1, 2017	608.41	319.76	928.17
November 1, 2018	608.41	343.11	951.52
November 1, 2019	608.41	367.05	975.46
At stated maturity	608.41	391.59	1,000.00

      We anticipate that we will redeem any LYON that is not tendered in connection with the Offer for cash on November 1, 2003.

      Each LYON is convertible into shares of our common stock at the option of the holder at any time on or prior to maturity, unless previously redeemed or otherwise purchased by us. Upon conversion, we may elect to deliver either (i) shares of our common stock at a conversion rate of 6.0273 shares per LYON, subject to adjustment upon the occurrence of certain events, or (ii) cash equal to the market value of the shares of our common stock into which the LYONs elected for conversion are then convertible. Upon conversion, the holder will not receive any cash payment representing accrued original issue discount; such accrued original issue discount will be deemed paid by the shares of our common stock or cash received on conversion.

      On November 1, 2003 and on November 1, 2010, we will be required to purchase, at the option of the holder, any outstanding LYON. The purchase price payable in respect of a LYON will be $655.49 per LYON on November 1, 2003 and $780.01 per LYON on November 1, 2010, which prices equal the issue price plus accrued original issue discount to the respective purchase dates. We may, at our option, elect to pay the purchase price in cash or shares of our common stock, or any combination thereof.

      Upon a change in control of our company occurring on or before November 1, 2003, each holder may require us to purchase all or a portion of such holder’s LYONs at a price equal to the issue price of such LYONs plus accrued original issue discount to the date of repurchase.

      We believe the LYONs are currently traded in the over-the-counter market.

Section 7.     Acceptance of LYONs for Payment

      Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the indenture and applicable law, we will accept for purchase all LYONs validly tendered and not withdrawn prior to the Expiration Time on the business day immediately following the Expiration Time. For purposes of the Offer, we will be deemed to have accepted for purchase validly tendered LYONs (or defectively tendered LYONs with respect to which we have waived such defect) if, as and when we give oral or written notice thereof to the Depositary. Promptly after the acceptance of tendered LYONs, we will pay the purchase price for all LYONs validly tendered and not withdrawn under the Offer. We will make this payment by deposit of the aggregate purchase price of the LYONs accepted in immediately available funds with the Depositary. The Depositary will act as agent for tendering holders for the purpose of receiving payment from us and transmitting such payment to tendering holders. Under no circumstances will there be any further accretion of the principal amount because of any delay in the transmission of funds to the holders of purchased LYONs or otherwise.

      We expressly reserve the right, in our sole discretion, to delay acceptance for payment of LYONs tendered under the Offer or the payment for LYONs accepted for purchase (subject to Rule 14e-1(c) under the Exchange Act, which requires that we pay the consideration offered or return the LYONs deposited by or on behalf of the holders of LYONs promptly after the termination or withdrawal of the Offer); or to terminate the Offer, in order to comply, in whole or in part, with any applicable law. In all cases, payment by the Depositary for LYONs accepted for purchase pursuant to the Offer to holders or beneficial owners will be made only after timely receipt by the Depositary of (i) certificates representing such LYONs or timely confirmation of a book-entry transfer of such LYONs into the Depositary’s account at DTC pursuant to the procedures set forth under Section 9 — “Procedures for Tendering LYONs,” (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) or a properly transmitted Agent’s Message (as defined in Section 9 — “Procedures for Tendering LYONS”) and (iii) any other documents required by the Letter of Transmittal, as applicable.

      We will only accept tenders of LYONs pursuant to the Offer in principal amounts at maturity equal to $1,000 or integral multiples thereof.

      If we do not accept any tendered LYONs for payment for any reason pursuant to the terms and conditions of the Offer or if certificates are submitted evidencing more LYONs than are tendered, certificates evidencing unpurchased LYONs will be returned, without expense, to the tendering holder (or, in the case of LYONs tendered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 9 — “Procedures for Tendering LYONs — Book-Entry Delivery Procedures” below, such LYONs will be credited to an account maintained at the Book-Entry Transfer Facility designated by the participant therein who so delivered such LYONs), as promptly as practicable following the Expiration Time or the termination of the Offer.

      We reserve the right to transfer or assign, in whole at any time or in part from time to time, to one or more of our affiliates, the right to purchase LYONs tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice the rights of tendering holders to receive payments for LYONs validly tendered and accepted for payment pursuant to the Offer.

Section 8.     Expiration, Extension, Amendment or Termination of the Offer

      The Offer will expire at 11:59 p.m., Eastern time, on December 16, 2002, unless extended or earlier terminated (such date and time, as the same may be extended, the “Expiration Time”).

      We expressly reserve the right, at any time or from time to time, subject to applicable law, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, the LYONs, by giving oral or written notice of such extension to the Depositary, (ii) to amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary and (iii) to terminate the Offer. We will follow any extension, amendment or termination as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Time. Without limiting the manner in which we may choose to make any public announcement, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

      If we extend the Offer, or if, for any reason, the acceptance for payment of, or the payment for, LYONs is delayed or if we are unable to accept for payment or pay for LYONs pursuant to the Offer, then, without prejudice to our rights under the Offer, the Depositary may retain tendered LYONs on our behalf, and such LYONs may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described in Section 10 — “Withdrawal of Tenders.” However, our ability to delay the payment for LYONs which we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of a tender offer.

      If we make a material change in the terms of the Offer or the information concerning the Offer or waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer, in each case to the extent required by law.

Section 9.     Procedures for Tendering LYONs

      You will not be entitled to receive the purchase price unless you tender LYONs at or prior to the Expiration Time.

      Tender of LYONs. Your tender of LYONs (and our subsequent acceptance of your tender pursuant to one of the procedures set forth below) will constitute a binding agreement between you and us in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

      Only registered holders are authorized to tender their LYONs. The procedures by which LYONs may be tendered by beneficial owners that are not registered holders will depend upon the manner in which the LYONs are held.

      THE METHOD OF DELIVERY OF LYONS, THE RELATED LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC AND ACCEPTANCE THROUGH ATOP, IS AT THE ELECTION AND RISK OF THE PERSON TENDERING SUCH LYONS AND DELIVERING SUCH LETTER OF TRANSMITTAL AND, EXCEPT AS OTHERWISE PROVIDED IN THE LETTER OF TRANSMITTAL, DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. THE DATE OF ANY POSTMARK OR OTHER INDICATION OF WHEN A LYON OR THE LETTER OF TRANSMITTAL WAS SENT WILL NOT BE TAKEN INTO ACCOUNT IN DETERMINING WHETHER SUCH MATERIALS WERE TIMELY RECEIVED. IF SUCH DELIVERY IS BY MAIL, IT IS SUGGESTED THAT YOU USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT YOU MAIL THE REQUIRED DOCUMENTS SUFFICIENTLY IN ADVANCE OF THE EXPIRATION TIME TO PERMIT DELIVERY TO THE DEPOSITARY PRIOR TO SUCH TIME.

      Tender of LYONs Held in Physical Form. To effectively tender LYONs held in physical form pursuant to the Offer, the holder of the LYONs must properly complete and duly execute the Letter of Transmittal (or a facsimile thereof) and deliver the Letter of Transmittal, any other documents required by the Letter of Transmittal and certificates representing the LYONs to be tendered, to the Depositary at its address set forth on the back cover of this Offer to Purchase at or prior to the Expiration Time (or delivery of LYONs may be effected through the deposit of LYONs with DTC and making book-entry delivery as set forth below). If you desire to tender LYONs and you cannot comply with the procedures for tender on a timely basis or your LYONs are not immediately available, you must comply with the procedures discussed below for guaranteed delivery. LETTERS OF TRANSMITTAL AND LYONS SHOULD BE SENT ONLY TO THE DEPOSITARY AND SHOULD NOT BE SENT TO US, DTC, THE DEALER MANAGER OR THE INFORMATION AGENT.

      If the LYONs are registered in the name of a person other than the signer of the Letter of Transmittal, then, in order to tender such LYONs pursuant to the Offer, the LYONs must be endorsed or accompanied by an appropriate written instrument or instruments of transfer signed exactly as the name(s) of such holder(s) appear(s) on the LYONs, with the signature(s) on the LYONs or instruments of transfer guaranteed as provided below.

      Tender of LYONs Held Through a Custodian. To effectively tender LYONs that are held of record by a custodian bank, depositary, broker, dealer, trust company or other nominee, the beneficial owner thereof must instruct such holder to tender the LYONs on the beneficial owner’s behalf. If you are a beneficial owner and wish to tender LYONs yourself, you must, prior to completing and executing the Letter of Transmittal and delivering such LYONs, either make appropriate arrangements to register ownership of the LYONs in your name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

      Tender of LYONs Held Through DTC. To effectively tender LYONs that are held through DTC, DTC participants must, instead of physically completing and signing the Letter of Transmittal, electronically transmit their acceptance through DTC’s Automated Tender Offer Program, or ATOP (for which the Offer will be eligible), and DTC will then edit and verify the acceptance and send an Agent’s Message (as defined below) to the Depositary for its acceptance. DTC is obligated to communicate these electronic instructions to the Depositary. To tender LYONs through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the Depositary must contain the character by which the DTC participant acknowledges its receipt of and agrees to be bound by the Letter of Transmittal. Delivery of tendered LYONs must be made to the Depositary pursuant to the book-entry delivery procedures set forth below or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below.

      Book-Entry Delivery Procedures. The Depositary will establish accounts with respect to the LYONs at DTC for purposes of the Offer within three business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC may make book-entry delivery of the LYONs by causing DTC to transfer such LYONs into the Depositary’s account at DTC in accordance with DTC’s procedures for such transfer. However, timely book-entry delivery of LYONs pursuant to the Offer requires receipt of a confirmation (a “Book-Entry Confirmation”) at or prior to the Expiration Time. Although delivery of LYONs may be effected through book-entry transfer into the Depositary’s account at DTC, an Agent’s Message in connection with such book-entry transfer, together with any other documents required by the Letter of Transmittal, must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase at or prior to the Expiration Time, or the guaranteed delivery procedure described below must be complied with, to receive payment for tendered LYONs. DELIVERY OF A DOCUMENT TO DTC DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY. Holders desiring to tender LYONs at the Expiration Time should also note that such holders must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on that date.

      The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from each participant in DTC tendering the LYONs and that such participants have received the Letter of Transmittal and agree to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against such participants.

      Notwithstanding any other provision of the Offer, payment for LYONs tendered and accepted for payment pursuant to the Offer will, in all cases, be made only after receipt by the Depositary of the tendered LYONs (or Book-Entry Confirmation, including by means of an Agent’s Message, of the transfer of such LYONs into the Depositary’s account at DTC as described above), and a Letter of Transmittal (or facsimile copy thereof) with respect to such LYONs, properly completed and duly executed, with any other documents required by the Letter of Transmittal.

      Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if the LYONs tendered are tendered and delivered (a) by a registered holder of the LYONs (or by a participant in DTC whose name appears on a security position listing as the owner of such LYONs) and payment of the purchase price is to be made, or if any LYONs not tendered or not accepted for payment are to be issued directly to such holder (or if tendered by a participant in DTC, any LYONs not tendered or not accepted for payment are to be credited to such DTC participant’s account) and none of the boxes entitled “Special Payment Instructions” or “Special Delivery Instructions” on the Letter of Transmittal have been completed, or (b) for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being referred to as an “Eligible Institution”). If the LYONs are registered in the name of a person other than the signer of the Letter of Transmittal or if LYONs not accepted for payment or not tendered are to be returned to a person other than the registered holder, then the signature on the Letter of Transmittal accompanying the tendered LYONs and any endorsements on certificates must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program (a “Medallion Signature Guarantor”). See the Instructions to the Letter of Transmittal.

      Mutilated, Lost, Stolen or Destroyed Certificates. If you desire to tender LYONs, but the certificates evidencing such LYONs have been mutilated, lost, stolen or destroyed, you should contact the trustee for the LYONs, U.S. Bank Trust National Association, 100 Wall Street, Suite 1600, New York, New York 10005, Attention: Corporate Trust Administration — Allergan, Inc., Liquid Yield Option Notes due 2020 (Zero Coupon — Subordinated) (telephone: (212) 361-2524, facsimile: (212) 809-5459), to receive information about the procedures for obtaining replacement certificates for the LYONs.

      Guaranteed Delivery. If you desire to tender LYONs pursuant to the Offer and (a) certificates representing such LYONs are not immediately available, (b) time will not permit your Letter of Transmittal, certificates representing such LYONs and all other required documents to reach the Depositary prior to the Expiration Time, or (c) the procedures for book-entry transfer (including delivery of an Agent’s Message) cannot be completed prior to the Expiration Time, you may nevertheless tender such LYONs with the effect that such tender will be deemed to have been received prior to the Expiration Time if all the following conditions are satisfied:

(i) such tender is made by or through an Eligible Institution;

(ii) prior to the Expiration Time, the Depositary has received from such Eligible Institution, at the address of the Depositary set forth on the back cover of this Offer to Purchase, a properly completed and duly executed Notice of Guaranteed Delivery (by telegram, telex, facsimile transmission, mail or hand delivery) substantially in the form provided by us, setting forth the name(s) and address(es) of the holder(s) and the principal amount at maturity of LYONs being tendered, and stating that the tender is being made thereby and guaranteeing that, within three NYSE trading days after the date of the Notice of Guaranteed Delivery, a properly completed and executed Letter of Transmittal (or a manually signed facsimile thereof), together with any required signature guarantees (or in the case of a book-entry transfer, an Agent’s Message) and certificates evidencing the LYONs (or confirmation of book-entry transfer of such LYONs into the Depositary’s account with DTC), and any other documents required by the Letter of Transmittal and the Instructions thereto, will be deposited by such Eligible Institution with the Depositary; and

(iii) such Letter of Transmittal (or manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or in the case of a book-entry transfer, an Agent’s Message), together with certificates for all physically delivered LYONs in proper form for transfer (or confirmation or book-entry transfer of such LYONs into the Depositary’s account with DTC) and all other required documents are received by the Depositary within three NYSE trading days after the date of the Notice of Guaranteed Delivery.

      Under no circumstances will LYONs accrete in value by reason of any delay in making payment to any person using the guaranteed delivery procedures. The purchase price for LYONs tendered pursuant to the guarantees delivery procedures will be the same as that for LYONs delivered to the Depositary prior to the Expiration Time, even if the LYONs to be delivered pursuant to the guaranteed delivery procedures are not so delivered to the Depositary, and therefore payment by the Depositary on account of such LYONs is delayed.

      Effect of the Letter of Transmittal. Subject to and effective upon the acceptance for purchase of and payment for LYONs tendered thereby, by executing and delivering a Letter of Transmittal (or in the case of a book-entry transfer, by transmitting an Agent’s Message), a tendering holder of LYONs (a) irrevocably sells, assigns and transfers to, or upon the order of, Allergan all right, title and interest in and to all the LYONs tendered thereby and (b) irrevocably constitutes and appoints the Depositary the true and lawful agent and attorney-in-fact of such holder (with full knowledge that the Depositary also acts as agent of Allergan) with respect to any such tendered LYONs (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (i) deliver certificates representing such LYONs, or transfer ownership of such LYONs, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to or upon the order of Allergan, (ii) present such LYONs for transfer of ownership on the security register for the LYONs and (iii) receive all benefits or otherwise exercise all rights of beneficial ownership of such LYONs (except that the Depositary will have the rights to, or control over, funds from Allergan, except as agent of Allergan, for the offer consideration for any LYONs tendered pursuant to the Offer that are purchased by us), all in accordance with the terms of the Offer.

      Backup Withholding. To prevent backup withholding, each tendering holder of LYONs must provide the Depositary with such holder’s correct taxpayer identification number and certify that such holder is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Section 13 — “Certain United States Federal Income Tax Consequences.”

      Determination of Validity. All questions as to the form of all documents and the validity, form, eligibility (including time of receipt) and acceptance of any tendered LYONs pursuant to any of the procedures described above will be determined by us, in our sole discretion, and our determination shall be final and binding. Conditional or contingent tenders will not be considered valid. We reserve the absolute right to reject any or all tenders of LYONs determined by us not to be in proper form or if the acceptance for payment of, or payment for, such LYONs may, in our opinion, be unlawful. We also reserve the absolute right, in our sole discretion, to waive any defects or irregularities in any tender as to particular LYONs whether or not similar defects or irregularities are waived in the case of other holders. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding. Any defect or irregularity in connection with tenders of LYONs must be cured within such time as we determine, unless waived by us. None of Allergan, the Dealer Manager, the Depositary, the Information Agent, or any other person will be under any duty to give notice of any defects or irregularities in tenders of LYONs, or will incur any liability to holders for failure to give any such notice. If we waive our right to reject a defective tender of LYONs, the tendering holder will be entitled to the applicable payments.

Section 10.     Withdrawal of Tenders

      You may withdraw your tendered LYONs at any time prior to the Expiration Time but not thereafter, except as set forth below. In addition, you may withdraw tendered LYONs if we terminate the Offer without purchasing any LYONs. If we terminate the Offer or do not purchase any LYONs in the Offer, we will instruct the Depositary to return your tendered LYONs to you promptly following the earlier of such termination or the Expiration Time, without cost or expense to you. You may also withdraw tendered LYONs if we have not yet accepted them for payment, after January 15, 2003, the expiration of 40 business days from the date of this Offer to Purchase. We will not pay any consideration in respect of LYONs that are withdrawn from the Offer.

      If, for any reason whatsoever, acceptance for payment of, or payment for, any LYONs tendered pursuant to the Offer is delayed (whether before or after our acceptance for payment of LYONs) or we are unable to accept for payment or pay for the LYONs tendered pursuant to the Offer, we may (without prejudice to our rights set forth herein) instruct the Depositary to retain tendered LYONs (subject to the right of withdrawal in certain circumstances and subject to Rule 14e-1(c) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer).

      For a withdrawal of a tender of LYONs to be effective, a written, telegraphic or facsimile transmission notice of withdrawal or a “Request Message” as defined below must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Time, or after January 15, 2003, if the LYONs have not already been accepted for payment by us. Any notice of withdrawal must (i) specify the name of the person who tendered the LYONs to be withdrawn, (ii) contain a description of the LYONs to be withdrawn, and identify the certificate number or numbers shown on the particular certificates evidencing such LYONs (unless such LYONs were tendered by book-entry transfer) and the aggregate principal amount at maturity represented by such LYONs and (iii) be signed by the holder of such LYONs in the same manner as the original signature on the Letter of Transmittal by which such LYONs were tendered (including any required signature guarantees), or be accompanied by (x) documents of transfer sufficient to have the trustee register the transfer of LYONs into the name of the person withdrawing such LYONs and (y) a properly completed irrevocable proxy that authorizes such person to effect such withdrawal on behalf of such holder. The signature on the notice of withdrawal must be guaranteed by an Eligible Institution unless such LYONs have been tendered for the account of an Eligible Institution. In lieu of submitting a written, telegraphic or facsimile transmission note of withdrawal, DTC participants may electronically transmit a request for withdrawal to DTC. DTC will then edit the request and send a Request Message to the Depositary. The term “Request Message” means a message transmitted by DTC and received by the Depositary, which states that DTC has received a request for withdrawal from a DTC participant and identifies the LYONs to which such request relates. If the LYONs to be withdrawn have been delivered or otherwise identified to the Depositary, a timely and properly completed and presented notice of withdrawal or a Request Message is effective immediately upon receipt thereof, even if physical release is not yet effected.

      Any LYONs properly withdrawn will be deemed to be not validly tendered for purposes of the Offer. Withdrawn LYONs may be re-tendered by following one of the procedures described in Section 9 — “Procedures for Tendering LYONs,” at any time at or prior to the Expiration Time.

      Withdrawal of LYONs can be accomplished only in accordance with the foregoing procedures.

      If you tender your LYONs in the Offer, you may convert your LYONs into our common stock only if you withdraw your LYONs prior to the time at which your right to withdraw has expired. The LYONs are convertible into shares of common stock at a conversion rate of 6.0273 shares of common stock per $1,000 principal amount at maturity of LYONs.

      All questions as to the form and validity (including time of receipt) of notices of withdrawal, including a Request Message, will be determined by us, in our sole discretion (and our determination shall be final and binding). None of Allergan, the Depositary, the Information Agent, the Dealer Manager, the trustee or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or request message or incur any liability for failure to give any such notification.

Section 11.     Source and Amount of Funds

      The total amount of funds required by Allergan to purchase all of the LYONs pursuant to the Offer and to pay related fees and expenses is estimated to be approximately $426 million (assuming 100% of the outstanding principal amount at maturity of LYONs are tendered and accepted for payment). We intend to fund our purchase of LYONs from available cash on hand.

      A significant portion of our cash on hand was received by us in connection with our sale on November 6, 2002 of $641.5 million in principal amount at maturity of Zero Coupon Convertible Senior Notes due 2022 (the “convertible notes”) in a private offering pursuant to Rule 144A and Regulation S of the Securities Act. The convertible notes were issued at an initial issue price of $779.41 per $1,000 principal amount at maturity, representing a yield to maturity of 1.25% per year calculated from November 6, 2002. The convertible notes mature on November 6, 2022. The offering resulted in net proceeds to us of approximately $488.7 million. We intend to use a portion of these net proceeds to fund our purchase of the LYONs.

      Holders of the convertible notes may convert their convertible notes at any time on or before the maturity date initially into 11.410 shares of our common stock for each $1,000 principal amount at maturity of the convertible notes from and after the time at which any of the following conditions is met: (1) the price of our common stock issuable upon conversion of a convertible note reaches specified thresholds, but in any event not less than $90 per share (subject to adjustment), (2) certain credit ratings of the convertible notes are reduced to below specified thresholds, (3) we call the convertible notes for redemption, or (4) specified corporate transactions have occurred. The conversion rate will be subject to adjustment for certain events, such as stock splits, certain stock issuances, and dividends payable in common stock. Upon conversion, we may choose to deliver, in lieu of our common stock, cash or a combination of cash and shares of our common stock.

      Upon certain fundamental changes involving us that occur before November 6, 2007, each holder of the convertible notes may require us to purchase for cash all or a portion of such holder’s convertible notes. The purchase price will be equal to the accreted value of such convertible notes on the date of purchase.

      We may not redeem the convertible notes before November 6, 2005, and prior to November 6, 2007, we may redeem all or a portion of the convertible notes for cash in an amount equal to their accreted value, only if the price for our common stock reaches certain thresholds for a specified period of time. We may, at any time on or after November 6, 2007, redeem all or a portion of the convertible notes for cash in an amount equal to their accreted value. Holders may require us to purchase the convertible notes on the following dates at the following prices: November 6, 2007, at $829.51; November 6, 2012, at $882.84; and November 6, 2017, at $939.60. Any convertible notes purchased on November 6, 2007 will be paid for in cash. For the November 6, 2012 and November 6, 2017 purchase dates, we may choose to pay the purchase price in cash, in shares of our common stock valued at their market price during a specified period, or in a combination of cash and our common stock.

      The convertible notes are unsecured and rank equally with our other unsecured senior indebtedness.

Section 12.     Conditions of the Offer

      Notwithstanding any other provisions of the Offer and in addition to (and not in limitation of) any rights we may have to extend and/or amend the Offer, we will not be required to accept for payment or pay for, and may delay the acceptance for payment of, or payment for, any tendered LYONs, subject to the rules under the Exchange Act, and we may terminate the Offer, if:

•	any statute, rule, regulation, judgment, order, stay, decree or injunction shall have been threatened, proposed, sought, promulgated, enacted, entered, enforced, or deemed to be applicable by any court or governmental regulatory or administrative agency, authority or tribunal, domestic or foreign, which, in our sole judgment, would or might directly or indirectly prohibit, prevent, restrict or delay the consummation of the Offer including any such event that would make the Offer illegal;

•	we have determined that the acceptance for payment of, or payment for, some or all of the LYONs would violate, conflict with or constitute a breach of any order, statute, law, rule, regulation, executive order, decree, or judgment of any court to which we may be bound or subject;

•	there shall have occurred (a) any general suspension of, shortening of hours for or limitation on prices for trading in securities on the NYSE or in the over-the-counter market (whether or not mandatory); (b) any significant adverse change in the United States’ securities or financial markets; (c) a significant impairment in the trading market for debt securities; (d) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory); (e) the commencement of a war, armed hostilities or other national or international emergency or crisis; (f) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States; (g) any significant change in United States currency exchange rate or a suspension of, or limitation on, the markets therefore (whether or not mandatory); (h) any significant adverse change in the market price or rating of the LYONs or our common stock; or (i) in the case of any of the foregoing existing at the time of the commencement of the Offer, a significant acceleration or worsening thereof;

•	the trustee under the indenture shall have objected in any respect to, or taken any action that could, in our sole judgment, adversely affect the consummation of the Offer, or shall have taken any action that challenges the validity or effectiveness of the procedures used by us in making the Offer or the acceptance of or payment for any of the LYONs;

•	there shall have occurred or be likely to occur any event or series of events that, in our sole judgment:

—	could prohibit, prevent, restrict or delay consummation of the Offer;

—	will, or is reasonably likely to, impair the contemplated benefits of the Offer to us or otherwise result in the consummation of the Offer not being, or not being reasonably likely to be, in our best interest; or

—	materially and adversely affect our and our subsidiaries’ business, assets, condition (financial or otherwise), income, operations or prospects or stock ownership, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our business;

•	a tender or exchange offer for any or all of the LYONs (other than this Offer), or any merger, acquisition proposal, business combination, tender offer or other similar transaction with or involving us has been proposed, announced or made by any person or has been publicly disclosed;

•	we have learned that a person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of our outstanding shares of common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock; or

•	there shall have been filed by any person or group a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire us or any shares of our common stock.

      The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances (including any action or inaction on our part) giving rise to such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. If any condition to the Offer is not satisfied or waived by us prior to the Expiration Time, we reserve the right (but shall not be obligated), subject to applicable law, (i) to terminate the Offer and return the tendered LYONs to the tendering holders; (ii) to waive all unsatisfied conditions and accept for payment and purchase all LYONs that are validly tendered (and not withdrawn) prior to the Expiration Time; (iii) to extend the Offer and retain the LYONs that have been tendered during the period for which the Offer is extended; or (iv) to amend the Offer. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of or otherwise affect any of our other rights and each such right will be deemed an ongoing right which we may assert at any time and from time to time. Any determination by us concerning the events described above will be final and binding upon all parties.

Section 13.     Certain United States Federal Income Tax Consequences

      The following discussion summarizes certain United States federal income tax consequences resulting from the sale of the LYONs pursuant to the Offer. It is provided for general informational purposes only and is not tax advice. It is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, Internal Revenue Service (“IRS”) rulings, and judicial decisions, all as in effect on the date of this Offer, and all of which are subject to change, possibly with retroactive effect. The discussion assumes that each holder is a U.S. Person (as defined below) and that the LYONs are held as “capital assets” within the meaning of section 1221 of the Code. The discussion does not address all of the federal income tax consequences that may be relevant to you in light of your particular tax situation or to certain classes of holders subject to special treatment under the federal income tax laws, (including, without limitation, certain financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, “S” corporations, expatriates, tax-exempt organizations, holders who are not U.S. Persons (as defined below), persons who are subject to alternative minimum tax, persons who hold LYONs as a position in a “straddle” or as part of a “hedging” or “conversion” transaction, or persons that have a functional currency other than the United States dollar).

      THIS SUMMARY OF UNITED STATES FEDERAL TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. WE URGE YOU TO CONSULT YOUR TAX ADVISOR CONCERNING THE TAX CONSEQUENCES OF THE OFFER, INCLUDING THE UNITED STATES FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES AND POTENTIAL CHANGES IN THE TAX LAWS.

      As used herein, a U.S. Person means (i) a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust (a) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. Persons have the authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. Person.

      Sale of LYONs Pursuant to the Offer. Your receipt of cash in exchange for LYONs pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. Subject to the market discount rules described below, you will generally recognize capital gain or loss on the sale of a LYON in an amount equal to the difference between the amount of cash received for the LYON and your “adjusted tax basis” in the LYON at the time of the sale. The capital gain or loss will be long-term if you held the LYON for more than one year at the time of the sale. Long-term capital gains of noncorporate holders are generally taxable at a maximum rate of 20%. Capital gains of corporate holders are generally taxable at the regular tax rates applicable to corporations. Your ability to deduct capital losses may be limited.

      Generally, your adjusted tax basis for a LYON will be equal to the amount paid for the LYON, increased by the amount of the Original Issue Discount (“OID”) and, if the election described below has been made, market discount previously included in your income and decreased by any acquisition premium in respect of the LYON which has been previously taken into account as an offset to OID income. OID generally is the excess of the stated redemption price at maturity of a LYON over its issue price and a ratable daily portion thereof must be included in income by a holder on a constant yield basis.

      An exception to the capital gain treatment described above may apply if you purchased a LYON at a “market discount.” If you acquired a LYON at a cost that is less than its adjusted issue price, the amount of such difference is treated as market discount for U.S. federal income tax purposes, unless such difference is less than .0025 multiplied by the adjusted issue price multiplied by the number of complete years to maturity from the date of acquisition. In general, any gain realized by you on the sale of a LYON having market discount will be treated as ordinary income to the extent of the market discount that you have accrued (on a straight line basis or, at your election, on a constant yield basis), unless you have elected to include market discount in income currently as it accrues.

      Information Reporting and Backup Withholding. Payments made to you pursuant to the Offer may be subject to information reporting and backup withholding tax. Payments to certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to information reporting or backup withholding. Payments to you will be subject to information reporting and backup withholding tax if you:

•	fail to furnish your taxpayer identification number (“TIN”), which, if you are an individual, is ordinarily your social security number;

•	furnish an incorrect TIN;

•	are notified by the IRS that you have failed to properly report payments of interest or dividends; or

•	fail to certify, under penalties of perjury, that you have furnished a correct TIN and that the IRS has not notified you that you are subject to backup withholding.

      The amount of any reportable payments made to you (except if you are an exempt recipient) and the amount of tax withheld, if any, with respect to such payments will be reported to you and to the IRS for each calendar year.

      To prevent backup withholding, you should complete the Substitute W-9 in the Letter of Transmittal certifying that the TIN provided on such from is correct and that payments to you are not subject to backup withholding. The backup withholding tax is not an additional tax, and you may use amounts withheld as a credit against your U.S. federal income tax liability or may claim a refund provided that the required information is furnished to the IRS in a timely manner.

Section 14.	Dealer Manager, Depositary and Information Agent

      Dealer Manager. Banc of America Securities LLC is acting as the Dealer Manager for us, and has provided certain financial advisory services to us, in connection with the Offer. In its capacity as dealer manager, Banc of America Securities LLC may contact holders regarding the Offer and request brokers, dealers and other nominees to forward this Offer and related material to beneficial owners of the LYONs. We will reimburse the Dealer Manager for its reasonable and customary out-of-pocket expenses. We have agreed to indemnify the Dealer Manager against certain liabilities under federal or state law or otherwise caused by, relating to or arising out of this Offer or our engagement of the Dealer Manager.

      At any time, the Dealer Manager may trade the LYONs for its own account or for the accounts of customers and, accordingly, may hold a long or short position in the LYONs. All inquiries and correspondence addressed to the Dealer Manager relating to the Offer should be directed to the address or telephone number set forth on the back of this Offer to Purchase.

      The Dealer Manager and its affiliates have in the past provided banking and investment banking services to us for which they have received customary compensation. From time to time, the Dealer Manager may provide other services to us and our affiliates.

      Depositary. We have appointed The Bank of New York as Depositary for the Offer. The Bank of New York and/or its affiliates may act as Depositary for and/or have other customary banking relationships with us. Letters of Transmittal and all correspondence in connection with the Offer should be sent or delivered by each holder or a beneficial owner’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at the address and telephone number set forth on the back cover of this Offer to Purchase. If you have questions concerning tender procedures or your LYONs have been mutilated, lost, stolen or destroyed, you should contact the Depositary at the address and telephone number set forth on the back cover of this Offer to Purchase.

      We will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for reasonable and customary out-of-pocket expenses. We will indemnify the Depositary against certain liabilities and expenses in connection with the Offer, including liabilities under the federal securities laws.

      Information Agent. We have appointed D.F. King & Co., Inc. as Information Agent for the Offer. We will pay the Information Agent reasonable and customary compensation for such services, plus reimbursement for reasonable and customary out-of-pocket expenses. Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal or any other document may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the Offer.

      None of the Dealer Manager, the Depositary or the Information Agent assume any responsibility for the accuracy or completeness of the information concerning us or our respective affiliates contained in this Offer to Purchase or for any failure by us to disclose events that may have occurred and may affect the significance or accuracy of such information.

Section 15.	Fees and Expenses

      In addition to reasonable and customary fees and expenses of the Information Agent, the Depositary and the trustee, we will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offer to Purchase, the Letter of Transmittal and any related documents to the beneficial owners of the LYONs, and in handling or forwarding Letters of Transmittal for their customers. We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of LYONs pursuant to the Offer.

Section 16.	Miscellaneous

      We are not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Offer will not be made to (nor will tenders of LYONs be accepted from or on behalf of) the owners of LYONs residing in such jurisdiction.

ALLERGAN, INC.

November 18, 2002

      Copies and manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for the LYONs and any other required documents should be sent by each holder or such holder’s banker, dealer, commercial bank, trust company or other nominee to the Depositary at the address set forth below.

The Depositary for the Offer is:

The Bank of New York

By Overnight Delivery or Registered/Certified U.S. Mail: Corporate Trust Operations Reorganization Unit 101 Barclay Street, 7E New York, New York 10286 Attention: Mr. Kin Lau	By Hand: 101 Barclay Street Ground Level Corporate Trust Services Window New York, New York 10286 c/o: Reorganization Unit, 7E Attention: Mr. Kin Lau

By facsimile for eligible institutions:

(212) 298-1915

For confirmation and/or information call:

(212) 815-3750

      Any questions or requests for assistance or additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to the Information Agent as listed below. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. KING & CO., INC.

77 Water Street
New York, New York 10005
Banks and Brokers (Call Collect): (212) 269-5550
OR
All others call (Toll-Free): (800) 848-3416

The Dealer Manager for the Offer is:

Banc of America Securities LLC

9 West 57th Street
New York, NY 10019
Attention: Mr. Matthew Stewart
(212) 933-2200
OR
(888) 583-8900 ext. 2200 (Toll-Free)